Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
RE/MAX Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-191519) on Form S-8 and (No. 333-207629 and No. 3330234187) on Form S-3 of RE/MAX Holdings, Inc. of our reports dated February 25, 2021, with respect to the consolidated balance sheets of RE/MAX Holdings, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of RE/MAX Holdings, Inc.

Our report dated February 25, 2021 refers to a change in the Company’s method of accounting for leases as of January 1, 2019 due to the adoption of ASC Topic 842, Leases.

/s/ KPMG LLP

Denver, Colorado
February 25, 2021